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Exhibit 21.1

SUBSIDIARIES OF IOMEGA CORPORATION

Subsidiary Name	Jurisdiction of Incorporation
Iomega GmbH (in dissolution)	Germany
Iomega Canada Inc.	Delaware
Iomega Canada Development Corporation	Canada
Iomega Pacific PTE Ltd.	Singapore
Iomega (Bermuda) Ltd.	Bermuda
Iomega Corporation Australia PTY Ltd.	Australia
Iomega Overseas B.V.	The Netherlands
Iomega International S.A.	Switzerland
Iomega (Malaysia) SDN BHD	Malaysia
Iomega Japan Corporation	Japan
Iomega SARL	Switzerland
Iomega Korea YK	Korea
Iomega Hong Kong Ltd.	Hong Kong
Nomai S.A.	France
Nomus, Inc.	Delaware
Myrica Ltd.	Scotland
Iomega Latin America	Delaware
Iomega Asia Pacific SDN. BHD.	Malaysia
Iomega Holdings Corporation	Delaware

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  SUBSIDIARIES OF IOMEGA CORPORATION